HANSEN, BARNETT& MAXWELL A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

Exhibit 23A

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Greens Worldwide Incorporated

We hereby consent to the incorporation by reference in this Registration Statement of Greens Worldwide, Inc. on Form S-8 of our report dated March 18, 2005, relating to the financial statements of Greens Worldwide, Inc, which appear in the Annual Report on Form 10-Ksb of Greens Worldwide, Inc for the year ended December 31, 2004, filed with the Securities and Exchange Commission

/s/ Hansen, Barnett & Maxwell

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
February 1, 2006